SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 13, 2008

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 17, 2008, DuPont Fabros Technology, Inc. (the “Company”) announced that Mark L. Wetzel, 49, has been appointed as Executive Vice President, Chief Financial Officer and Treasurer of the Company. The appointment will be effective on the date that Mr. Wetzel commences employment with the Company, which is expected to be on July 8, 2008. Mr. Wetzel succeeds Steven G. Osgood, whose separation from the Company will be effective July 26, 2008. The press release announcing Mr. Wetzel’s appointment is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

On June 13, 2008, DuPont Fabros entered into an employment agreement with Mr. Wetzel (the “Agreement”) with an initial term of 36 months. The Agreement provides for the following annual compensation:

•	an annual base salary of $275,000;

•

participation in the Company’s short-term incentive compensation plan with a targeted incentive bonus opportunity for 2008 equal to 60% of his annual base salary, prorated for the period from July 8, 2008 through December 31, 2008; and

•	participation in the Company’s long-term incentive compensation plan.

The Agreement states that the Company will award Mr. Wetzel that number of shares of Company common stock equal to $500,000 divided by the closing price of a share of common stock of the Company on the New York Stock Exchange on the date that Mr. Wetzel commences employment with the Company. Such shares of common stock shall be subject to forfeiture restrictions that will lapse in three equal installments on each of the first three anniversaries of the date that Mr. Wetzel commences employment with the Company.

Under the Agreement, in the event that Mr. Wetzel’s employment is terminated by the Company without cause (as defined in the Agreement) or Mr. Wetzel terminates his employment for good reason (as defined in the Agreement), he will receive:

•	accrued and unpaid salary and benefits to which he is entitled;

•

a single severance payment in cash in an aggregate amount equal to two times the sum of (i) the then current annual salary plus (ii) the average of the three (3) most recent annual incentive bonus payments under the Company’s short-term incentive compensation plan, if any, or amounts approved for payment under the Company’s short-term incentive compensation plan to Mr. Wetzel (or, if fewer than three short-term incentive compensation plan payments have been paid or approved for payment to Mr. Wetzel, the highest payment, if any, paid or approved for payment to Mr. Wetzel during the term of the Agreement);

•

an amount equal to Mr. Wetzel’s target bonus for the year in which the termination occurs, multiplied by a fraction the numerator of which is the number of days Mr. Wetzel was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

•	all equity awards held by Mr. Wetzel at termination of employment shall become fully vested and exercisable or free from repurchase or forfeiture restrictions;

•

any performance objectives upon which the earning of equity awards and other long-term incentive awards are conditioned shall be deemed to have been met at the target level at the date of termination, and shall be paid on a pro-rata basis based on the time completed during the performance period; and

•	continuation of health insurance coverage under the Company’s group health plans for one year.

Upon Mr. Wetzel’s death or disability, he will receive:

•	accrued and unpaid salary and benefits to which Mr. Wetzel is entitled;

•

an amount equal to Mr. Wetzel’s target bonus for the year in which the termination occurs, multiplied by a fraction the numerator of which is the number of days Mr. Wetzel was employed in the year of termination and the denominator of which is the total number of days in the year of termination; and

•	continuation of health insurance coverage for him and/or his family under the Company’s group health plans for one year.

For two years following the end of Mr. Wetzel’s employment term, he has agreed not to compete with the Company or solicit employees or tenants of the Company.

The Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement between Mark L. Wetzel and DuPont Fabros Technology, Inc. dated June 13, 2008.

99.1	Press Release announcing Mr. Wetzel’s appointment dated June 17, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

June 17, 2008	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Mark L. Wetzel and DuPont Fabros Technology, Inc. dated June 13, 2008

99.1	Press Release announcing Mr. Wetzel’s appointment dated June 17, 2008